JOINT FILING AGREEMENT

The Reporting Persons agree that this Schedule 13G relating to the common stock of BioNexus Gene Lab Corp. is filed jointly on behalf of each of them pursuant to Rule 13d-1(k)(1).

Fidelion Diagnostics Pte Ltd.

/s/ Ling Xiao October 19, 2026

Ling Xiao - Director

Molecule Bio LLC

/s/ Ling Xiao October 19, 2026

Ling Xiao – Chief Executive Officer

Rainy Morning Technology (Hong Kong) Limited

/s/ Wenlong Tan October 19, 2026

Wenlong Tan - Director

/s/ Ling Xiao October 19, 2026

Ling Xiao